NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED
SECURITIES

The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 25, 2019, pursuant to the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on June 14, 2019.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 14, 2019.